EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BancorpSouth, Inc.:
We consent to incorporation by reference in the Registration Statement (No. 333-133390) on Form S-8 of BancorpSouth, Inc. of our report dated July 10, 2009, with respect to the statements of net assets available for plan benefits of the BancorpSouth, Inc. 401(k) Profit-Sharing Plan as of December 31, 2008 and 2007, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedules, which report appears in the December 31, 2008 Annual Report on Form 11-K of the BancorpSouth, Inc. 401(k) Profit-Sharing Plan.
/s/ KPMG LLP
Memphis, Tennessee
July 10, 2009